CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 32 to Registration Statement No. 2-66269 on Form N-1A of our report dated
February 21, 2006, relating to the financial statements and financial highlights of Morgan Stanley American Opportunities Fund (the "Fund") appearing in the
Annual Report on Form N-CSR of the Fund for the year ended December 31, 2005, and to the references to us on the cover page of the Statement of Additional
Information and under the captions "Financial Highlights" in the Prospectus and
"Custodian and Independent Registered Public Accounting Firm" and "Financial
Statements" in the Statement of Additional Information, which are part of such
Registration Statement.

Deloitte & Touche LLP
New York, New York
April 25, 2006